Exhibit 4.1

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of October 20, 2009, is by and among AGA MEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”), WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS”), WCAS CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (“WCAS CP IV”), each of the other individuals and entities from time to time named on Schedule I hereto under the heading “WCAS Stockholders” (together with WCAS and WCAS CP IV, each a “WCAS Stockholder” and collectively, the “WCAS Stockholders”), FRANCK L. GOUGEON (“Gougeon”), GOUGEON SHARES, LLC, a Minnesota limited liability company (the “Gougeon LLC”), and THE FRANCK L. GOUGEON REVOCABLE TRUST UNDER AGREEMENT DATED JUNE 28, 2006 (the “Gougeon Trust”; and together with Gougeon and the Gougeon LLC, each a “Gougeon Stockholder” and collectively, the “Gougeon Stockholders”, and together with the WCAS Stockholders, each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Stockholders are, as of the date hereof, stockholders of the Company, and the Company is the parent corporation of AGA Medical Corporation, a Minnesota corporation (“AGA”);

WHEREAS, the WCAS Stockholders, Gougeon and the Company are each party to that certain Second Amended and Restated Stockholders Agreement, dated as of October 2, 2009 (the “Existing Agreement”), which amended and restated in its entirety that certain Amended and Restated Stockholders Agreement, dated as of April 21, 2008, as amended by that certain First Amendment to Amended and Restated Stockholders Agreement, dated as of June 20, 2008, and as further amended by that certain Second Amendment to Amended and Restated Stockholders Agreement, dated as of January 5, 2009 (the “Original Agreement”); and

WHEREAS, Section 8.05 of the Existing Agreement provides that the Existing Agreement may be amended or modified by an instrument in writing signed by the Company, WCAS and the Gougeon Stockholders holding not less than a majority of the shares of Common Stock (including Conversion Shares) held by the Gougeon Stockholders.

AGREEMENT

NOW, THEREFORE, in compliance with Section 8.05 of the Existing Agreement, the Company, WCAS and the Gougeon Stockholders each hereby agree to amend and restate the Existing Agreement in its entirety to provide as follows:

ARTICLE I.

INTRODUCTORY MATTERS

SECTION 1.01.      Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person.

“Agreement” means this Amended and Restated Stockholders Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assumption Agreement” means a writing reasonably satisfactory in form and substance to the Company and WCAS whereby a Permitted Transferee of Company Equity Securities (a) becomes a party to, and agrees to be bound (to the same extent as its transferor) by, the terms of this Agreement as a “Stockholder” hereunder and (b) in the case of a Transfer by a Gougeon Stockholder or one of their Designated Affiliates, agrees to be bound (with respect to such transferred Company Equity Securities only) by, and subject to, the indemnification obligations of (i) Gougeon set forth in Section 5 of the New Purchase Agreement and (ii) the Gougeon Stockholders set forth in Section 5 of the Forbearance Agreement.

“Business Day” means a day other than a day on which commercial banks in New York, New York are authorized or required by law to close.

“Class A Common Stock” means the Common Stock designated as Class A Common Stock under the Company Pre-IPO Charter, which will be reclassified into undesignated Common Stock upon the effectiveness of the Company IPO Charter.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means (i) prior to the effectiveness of the Company IPO Charter, the common stock, par value $0.01 per share, of the Company, authorized by the Company Pre-IPO Charter (however designated or undesignated) and (ii) after the effectiveness of the Company IPO Charter, the common stock, par value $0.01 per share, of the Company, authorized by the Company IPO Charter.

“Company Capital Stock” means (i) prior to the effectiveness of the Company IPO Charter, all Series A Preferred Stock, Series B Preferred Stock, Class A Common Stock and Common Stock, and (ii) upon and after the effectiveness of the Company IPO Charter, all Common Stock and all preferred stock issued by the Company in the future after the effectiveness of the Company IPO Charter (if any).

“Company Equity Securities” means all shares of Company Capital Stock now or hereafter issued and all Options or Convertible Securities now or hereafter issued.

“Company IPO Bylaws” means the Amended and Restated Bylaws of the Company in the form attached hereto as Exhibit A, to become effective immediately prior to consummation of the Company’s initial Public Offering, as may be further amended from time to time.

“Company IPO Charter” means the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit B, to become effective immediately prior to consummation of the Company’s initial Public Offering as may be further amended thereafter from time to time.

“Company Pre-IPO Bylaws” means the Bylaws of the Company as in effect on the date hereof and as may be hereafter amended from time to time until the effectiveness of the Company IPO Bylaws.

“Company Pre-IPO Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as may be hereafter amended from time to time until the effectiveness of the Company IPO Charter.

“Company Stock Plans” means all stock option plans, restricted stock purchase plans and other stock-based plans and agreements approved by the Board.

“Consulting Agreement” means that certain Consulting Agreement, dated as of June 20, 2008, between AGA and Gougeon, as may be amended, restated, supplemented or otherwise modified from time to time.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” means the shares of undesignated Common Stock issued or issuable upon conversion of the outstanding shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock pursuant to the Company Pre-IPO Charter.

“Convertible Securities” means any securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“Designated Affiliate” means (i) in the case of any Stockholder that is not a natural person, any Affiliate of such Stockholder, (ii) in the case of a Stockholder who is a natural person, such Stockholder’s spouse and lineal descendants or trusts for the benefit of, or corporations, limited liability companies or partnerships, the stockholders, members or general and/or limited partners of which include, only such Stockholder and/or Stockholder’s parents, spouse or lineal descendants (provided that any such trust may also include such Stockholder’s heirs at law as contingent beneficiaries), and (iii) in the case of WCAS, WCAS CP IV and each of either entity’s Designated Affiliates, each general or limited partner, manager, member, officer, director or employee thereof.

“Eligible Issuance” means the issuance by the Company prior to the Company’s initial Public Offering to any Person or Persons (including any of the Stockholders) of any Company Equity Securities in consideration for cash, cash equivalents, property or indebtedness, excluding issuances by the Company of Company Equity Securities:

(i)            in connection with or pursuant to a Company Stock Plan;

(ii)           in connection with a bona fide business acquisition, reorganization or recapitalization (by stock split, stock dividend, share exchange or otherwise) of or by the Company or any subsidiary thereof, whether by merger, consolidation, sale of assets, sale or exchange or otherwise;

(iii)          upon the exercise, exchange or conversion of Options or Convertible Securities;

(iv)          to a lender (including any Stockholder or any of their Designated Affiliates) in connection with a debt financing or the amendment of any debt financing arrangements; or

(v)           in connection with the effectiveness of the Company IPO Charter or the Company’s initial Public Offering.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Fully Diluted Basis” means the number of shares of Common Stock outstanding or held by one or more Persons, including for such purposes (until the effectiveness of the Company IPO Charter) any Conversion Shares outstanding or held by one or more Persons.

“Loan Agreement” means that certain Loan Agreement, dated as of April 21, 2008, between the Gougeon LLC and Bank of America, N.A., as may be amended, restated, supplemented or otherwise modified from time to time.

“NASDAQ” means The NASDAQ Stock Market, Inc.

“New Purchase Agreement” means that certain Stock Purchase Agreement, dated as of April 21, 2008, between WCAS and the other WCAS Stockholders party thereto, Gougeon and the other Gougeon Stockholders party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Purchase Agreement” means that certain Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005 (as amended or otherwise modified from time to time), between WCAS, Gougeon and AGA, as may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Transferee” means any Person to whom Company Equity Securities are Transferred in a Transfer made in accordance with Section 2.02 and otherwise not in violation of this Agreement.

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Proportionate Percentage” means, with respect to any specified Stockholder or Stockholders as of any date, the result (expressed as a percentage) obtained by dividing (i) the amount of shares of Common Stock (including Conversion Shares) owned by such Stockholder or Stockholders as of such date on a Fully Diluted Basis by (ii) the total number of shares of Common Stock (including Conversion Shares) outstanding as of such date on a Fully Diluted Basis.

“Public Offering” means the sale of shares of Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any similar or successor form) filed under the Securities Act.

“Related Stockholder” means a Stockholder whose Transfer of Company Equity Securities in a sale made pursuant to Rule 144 would be subject to aggregation with another Stockholder under Rule 144.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule).

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company, authorized by the Company Pre-IPO Charter which will be reclassified into Common Stock upon the effectiveness of the Company IPO Charter.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company, authorized by the Company Pre-IPO Charter which will be reclassified into Common Stock upon the effectiveness of the Company IPO Charter.

“Stockholders Agreement Legend” means (i) with respect to Company Equity Securities issued on or after the date hereof, the legend placed on any certificates representing such Company Equity Securities pursuant to Section 2.03 and (ii) with respect to Company Equity Securities issued prior to the date hereof, the “Stockholders Agreement Legend” as defined in the Original Agreement.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition (including by operation of law), whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of a restriction on disposition or voting and whether by one or a series of transactions.

SECTION 1.02.      Construction.  (a)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Unless the context otherwise requires: (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (v) the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified and (vi) whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

(b)           References herein to any Stockholder, to the extent such Stockholder shall have Transferred any of its shares of Company Equity Securities to one or more Permitted Transferees, shall mean such Stockholder and such Permitted Transferees, taken together, and any right or action that may be taken at the election of such Stockholder may be taken at the election of such Stockholder and such Permitted Transferees to the extent such Stockholder has agreed in writing to transfer such rights to any such Permitted Transferee.  For the avoidance of doubt, to the extent any Stockholder shall have Transferred any of its Company Equity Securities in a Transfer permitted hereunder to one or more Persons who are not required to execute and deliver an Assumption Agreement as a condition to such Transfer (i) such Persons shall not be considered Stockholders for purposes of this Agreement and (ii) if such Stockholder has Transferred all of its Company Equity Securities to such Persons, such Stockholder shall cease to be a Stockholder hereunder and shall no longer be subject to this Agreement.

ARTICLE II.

TRANSFERS

SECTION 2.01.      Transfer Restrictions.

(a)           No Stockholder may Transfer any Company Equity Securities other than (i) the Transfer by Gougeon of shares of Common Stock to WCAS and certain of the other WCAS Stockholders pursuant to the Purchase Agreement, (ii) the Transfer by Gougeon of 38,016,000 shares of Common Stock to the Gougeon Trust and the immediate subsequent Transfer by the Gougeon Trust of such shares of Common Stock to the Gougeon LLC, (iii) the pledge of shares of Common Stock by (1) the Gougeon LLC to Bank of America, N.A. as contemplated by the Loan Agreement and (2) the Gougeon Stockholders to WCAS (and, in each case, the first Transfer upon any subsequent foreclosure thereon), (iv) Transfers by any of the

Gougeon Stockholders made with the written consent of WCAS, (v) Transfers by any of the WCAS Stockholders made with the written consent of Gougeon and (vi) Transfers made in accordance with Section 2.02 or Article III.   Notwithstanding the foregoing, upon and after the consummation of the Company’s initial Public Offering, the provisions of this Section 2.01(a) shall not apply to (w) any Transfer by a Stockholder of its Common Stock to any Person in connection with the Company’s initial Public Offering, any subsequent Public Offering (including any shelf takedowns) where such Stockholder’s Company Equity Securities are registered under an effective registration statement filed under the Securities Act, (x) any Transfer by a Stockholder of its Company Equity Securities to any Person in sales made in reliance on Rule 144 in compliance with Section 2.01(b) or Transfers by a Stockholder effected through open market trading or (y) one or more distributions by either or both of WCAS or WCAS CP IV of Company Equity Securities to their respective partners.

(b)           Each Stockholder that Transfers any of its Company Equity Securities in a sale made in reliance on Rule 144 shall promptly notify the Coordination Committee of (i) when it has commenced a measurement period for purposes of the Rule 144 group volume limit in connection with a Transfer that is subject to such limit and (ii) what the volume limit for that measurement period, determined as of its commencement, will be.  Each Related Stockholder shall be entitled to effect Transfers that are subject to the Rule 144 group volume limit pro rata during the applicable measurement period based on such Related Stockholder’s percentage ownership of Company Equity Securities held by all of the Related Stockholders at the start of such measurement period.  In the event any such Related Stockholder agrees to forego its full pro rata share of the Rule 144 group volume limit by written notice to the Coordination Committee, the remainder shall be re-allocated pro rata among the remaining Related Stockholders in like manner (except that the Company Equity Securities held by such forfeiting Related Stockholder at the start of such measurement period shall be excluded from such calculation).  The provisions of this Section 2.01(b) shall not apply to any Transfer of Company Equity Securities (x) that is not subject to the volume limitations under Rule 144 or (y) if any Stockholder obtains a “no-action letter” from the Commission that supports the good faith assertion of such Stockholder that this Agreement does not constitute an agreement among any of the Stockholders to act in concert for the purposes of selling securities of the Company within the meaning of Rule 144.

(c)           Notwithstanding anything to the contrary in Section 2.01(a), each Stockholder agrees that it will not effect any Transfer of Company Equity Securities unless such Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws and all applicable securities laws of any other jurisdiction.  The Company agrees, and each Stockholder understands and consents, that the Company will not cause or permit the Transfer of any Company Equity Securities to be made on its books (or on any register of securities maintained on its behalf) unless the Transfer is permitted by, and has been made in accordance with the terms of this Agreement and all applicable securities laws.  Each Stockholder agrees that in connection with any Transfer of Company Equity Securities that is not made pursuant to a registered public offering, the Company may, in its sole discretion, request an opinion in form and substance reasonably satisfactory to the Company and from counsel reasonably satisfactory to the Company stating that such transaction is exempt from registration under the Securities Act and in compliance with applicable state securities laws and all applicable securities laws of any other jurisdiction.

(d)           The Company shall not give effect to any attempted Transfer of Company Equity Securities by any Stockholder made in violation of the terms of any preexisting or future restrictions on Transfers set forth in any other agreement or other document executed by any such Stockholder; provided the Company has knowledge of such other agreement or other document.  At all times prior to the expiration of any such other agreement or other document, the Company shall use its best efforts to comply with the provisions of such other agreement or other document relating to the placing of legends on Company Equity Securities, and each Stockholder executing any such other agreement or other document hereby consents to the placing of such legends on such certificates.

(e)           The Gougeon Stockholders acknowledge and agree that any Transfer of the limited liability company interests of the Gougeon LLC would constitute a Transfer of Company Equity Securities, and any proposed Transfer of all or any portion of the limited liability company interests of the Gougeon LLC shall be subject to, and may be made subject to compliance with, the terms of this Agreement.

(f)            Any attempted Transfer of Company Equity Securities in violation of the terms hereof shall be null and void ab initio and of no effect.

(g)           Upon or immediately after the consummation of the Company’s initial Public Offering, WCAS and the Gougeon Stockholders shall create a coordination committee (the “Coordination Committee”) (which shall not be a committee of the Board) and shall maintain such committee until the earliest of (i) the termination or expiration of this Agreement, (ii) the agreement in writing of WCAS and the Gougeon Stockholders to disband such committee and (iii) such time as either WCAS or the Gougeon Stockholders no longer beneficially owns any Company Equity Securities.  The Coordination Committee shall facilitate the coordination of Transfers by the Stockholders (to the extent necessary) and any joint filings with the Commission or other governmental agencies that are required to be made by any Stockholder with another Stockholder under the Securities Act, the Exchange Act or other applicable securities laws.  Each of WCAS and the Gougeon Stockholders shall be permitted to designate one (1) member (who may also be a director of the Company) of the Coordination Committee, and shall be permitted to remove and replace such designated member from time to time.  The procedures governing the conduct of the Coordination Committee shall be established from time to time by the members of the Coordination Committee; provided that such procedures shall not discriminate against any particular Stockholder or Stockholders in any material respect.  Notwithstanding anything herein to the contrary, except upon the unanimous determination of the Coordination Committee, the Coordination Committee shall not be permitted to block or otherwise prohibit or limit Transfers by any of the Stockholders.  Notices to the Coordination Committee shall be delivered to WCAS and the Gougeon Stockholders in accordance with Section 8.04.

SECTION 2.02.      Transfers to Permitted Transferees.  Any Stockholder may, at any time, Transfer any or all of the Company Equity Securities held by such Stockholder to any one or more Designated Affiliates of such Stockholder so long as each such Designated

Affiliate duly executes and delivers an Assumption Agreement unless such Designated Affiliate is already party to this Agreement as a Stockholder hereunder (such Transfer to be effective only upon the delivery of such Assumption Agreement to the Company, WCAS and Gougeon); provided, that (A) if the Company so requests promptly following (and, in any event, within five (5) Business Days after) its receipt of such Assumption Agreement, such Assumption Agreement shall not be effective unless and until the Company has been furnished with an opinion in form and substance reasonably satisfactory to the Company and from counsel reasonably satisfactory to the Company stating that such transaction is exempt from registration under the Securities Act and in compliance with applicable state securities laws and applicable securities laws of any other jurisdiction and (B) no Transfer under this Section 2.02 shall be permitted if such Transfer would require the Company to register a class of equity securities under Section 12 of the Exchange Act under circumstances in which the Company does not then have securities of such class registered under Section 12 of the Exchange Act.  Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.

SECTION 2.03.      Legends.  (a)  Each certificate representing Company Equity Securities that is held by a Stockholder will bear the Stockholders Agreement Legend.   Each certificate representing Company Equity Securities issued on or after the date hereof that is held by a Stockholder will bear a legend substantially to the following effect with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 20, 2009, AMONG THE COMPANY AND THE OTHER PARTIES THERETO, AS AMENDED, AND AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF APRIL 21, 2008, AMONG THE COMPANY AND THE OTHER PARTIES THERETO, AS AMENDED, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND SUCH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

The Stockholders Agreement Legend will be removed by the Company by the delivery of substitute certificates without such Stockholders Agreement Legend in the event of (i) a Transfer permitted by this Agreement in which the transferee is not required to enter into an Assumption Agreement or (ii) the termination of this Agreement in accordance with Section 8.07.

(b)           From and after the date hereof, and (i) until such time as such Company Equity Securities have been sold to the public pursuant to an effective registration statement under the Securities Act or (ii) if pursuant to an exemption from such registration, until such time such Company Equity Securities are no longer “restricted securities” under Rule 144 under the Securities Act and the holder of such Company Equity Securities shall have requested the issuance of new certificates in writing and, if requested by the Company, delivered to the Company an opinion in form and substance reasonably satisfactory to the Company and from counsel reasonably satisfactory to the Company to such effect, all certificates representing Company Equity Securities that are held by any Stockholder shall bear a legend which shall state the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND NO INTEREST HEREIN MAY BE SOLD, OFFERED, ASSIGNED, DISTRIBUTED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING ANY SUCH TRANSACTION OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, SUBJECT TO THE COMPANY’S RIGHT TO RECEIVE AN OPINION OF COUNSEL CERTIFICATIONS AND OTHER INFORMATION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY AND FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND ALL APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.”

Notwithstanding the foregoing, certificates representing Company Equity Securities issued prior to the date hereof that are held by a Stockholder may bear the legend set forth in Section 2.03(b) of the Original Agreement in lieu of the legend set forth in this Section 2.03(b).

SECTION 2.04.      Termination of Transfer Restrictions.  Upon the earlier to occur of (i) a distribution of Company Equity Securities by WCAS and WCAS CP IV to their respective partners representing in the aggregate at least ten percent (10%) of the issued and outstanding Common Stock upon or after the consummation of the Company’s initial Public Offering and (ii) the second anniversary of the date of the Company’s initial Public Offering, the restrictions on Transfers of Company Equity Securities by Stockholders set forth in Section 2.01 (other than Sections 2.01(b), 2.01(c) and 2.01(g)) and Section 2.02 shall automatically terminate.

ARTICLE III.

TAG-ALONG RIGHTS

SECTION 3.01.      Tag-Along Rights.  With respect to any proposed Transfer by one or more Stockholders (collectively, the “Selling Stockholder”) of a number of shares of Company Capital Stock representing a Proportionate Percentage of least ten percent (10%) that is otherwise permitted under this Agreement, each other Stockholder who exercises its rights under this Section 3.01 (each a “Tagging Stockholder”) will have the right to include the following in the proposed sale to the proposed transferee(s) of shares (the “Proposed Transferee”) or sell the following to the Selling Stockholder (if such Proposed Transferee will not agree to purchase shares directly from such Tagging Stockholder, and in such case the Selling Stockholder shall be obligated to purchase from such other Stockholder the following):  a number of shares of Common Stock (or Conversion Shares convertible into such number of shares of Common Stock) up to the product (rounded down to the nearest whole number) of (i) such Stockholder’s Proportionate Percentage and (ii) the total number of shares of Common Stock (or Conversion Shares convertible into such number of shares of Common Stock, as applicable) proposed to be Transferred to the Proposed Transferee(s), at the same price(s) per share of Common Stock, as the case may be, and upon the same terms and conditions (including time of payment, form of consideration and adjustments to purchase price) as the Selling Stockholder.

SECTION 3.02.      Exercise of Tag-Along Rights; Notices.  The Selling Stockholder will give each other Stockholder prior written notice of each proposed sale, setting forth the number and type of shares of Company Capital Stock proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and other material terms and conditions of payment offered by the Proposed Transferee (such notice, the “Tag-Along Opportunity Notice”).  In the event that any of the material terms or conditions set forth in the Tag-Along Opportunity Notice are thereafter amended in any material respect, the Selling Stockholder shall also give written notice of the amended terms and conditions of the Proposed Sale to each other Stockholder (such amended notice, an “Amended Tag-Along Opportunity Notice”).  In order to exercise the tag-along rights provided by this Article III, each Tagging Stockholder must send a written notice to the Selling Stockholder indicating the desire of such Tagging Stockholder to exercise its rights and specifying the number and type of shares of Company Capital Stock they desire to sell (the “Tag-Along Exercise Notice”) within ten (10) Business Days following the delivery of the Tag-Along Opportunity Notice to the other Stockholders (or if an Amended Tag-Along Opportunity Notice is given to each other Stockholder, within ten (10) Business Days following the delivery of such Amended Tag-Along Opportunity Notice).  Within ten (10) Business Days of the delivery of an Amended Tag-Along Opportunity Notice, each Tagging Stockholder shall be permitted to cancel its exercise of its rights under this Article III upon delivery of written notice to the Selling Stockholder to such effect and shall be released from its obligation hereunder.  It shall be a condition to the exercise of any rights under this Article III to Transfer shares of Company Capital Stock that each Tagging Stockholder execute and deliver such agreements as may be reasonably requested by the Proposed Transferee to which the Selling Stockholder will also be party, including agreements to (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its shares of Company Capital Stock and the power, authority and legal right to Transfer such shares and (ii) be severally (with all other sellers) liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries.

SECTION 3.03.      Closing of Proposed Sale.  (a)  Each Tagging Stockholder shall deliver to the Selling Stockholder, as agent for such Tagging Stockholder, for transfer to the Proposed Transferee one or more certificates, properly endorsed for transfer, which represent the shares of Company Capital Stock that such Tagging Stockholder is permitted to dispose of pursuant to this Article III.  In connection with the consummation of any such Proposed Sale, the Selling Stockholder (i) shall transfer to the Proposed Transferee at the closing of such Proposed Sale a stock certificate or certificates representing the shares of Company Capital Stock to be disposed of by any Tagging Stockholders and (ii) shall promptly thereafter remit to each Tagging Stockholder (x) that portion of the proceeds of the disposition to which such Tagging Stockholder is entitled by reason of such participation and (y) a stock certificate or certificates representing any balance of shares of Company Capital Stock that were not so disposed of (or all shares of Company Capital Stock, in the event the proposed disposition is not consummated).

(b)           If any Tagging Stockholder exercises its rights under this Article III, the closing of the purchase of the Company Capital Stock with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Stockholder’s Company Capital Stock to the Proposed Transferee.  If by the end of ninety (90) days following the date of delivery of the Tag-Along Opportunity Notice (or, following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Selling Stockholder and the Proposed Transferee have not completed the Proposed Sale, each Tagging Stockholder shall be released from its obligations under this Article III, and the Tag-Along Exercise Notices shall be null and void, and it shall be necessary for the terms of this Article III to be separately complied with in order to consummate such Proposed Sale pursuant to this Article III.

SECTION 3.04.      Excluded Transactions.  The rights afforded to the Stockholders under this Article III shall apply to all Transfers permitted under this Agreement; provided, however, that such rights shall not apply to Transfers expressly permitted by Section 2.01(a) (excluding clauses (iv) and (v) thereof) or Section 2.02.

SECTION 3.05.      Termination of Tag-Along Rights.  The rights afforded to Stockholders under this Article III shall automatically terminate (i) in the case of the WCAS Stockholders, upon the Gougeon Stockholders ceasing to have collectively a Proportionate Percentage of at least ten percent (10%), and (ii) in the case of the Gougeon Stockholders, upon the WCAS Stockholders ceasing to have collectively a Proportionate Percentage of at least ten percent (10%), in either case without giving effect to any proposed Transfer which would result in the WCAS Stockholders or the Gougeon Stockholders, as the case may be, collectively having a Proportionate Percentage of less than ten percent (10%).

ARTICLE IV.

VOTING AGREEMENT

SECTION 4.01.      Directors.  (a) From and after the date hereof until the effectiveness of the Company IPO Charter, at each annual or special stockholders meeting called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, the Stockholders each agree to vote or otherwise give such Stockholder’s consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired), owned by such Stockholder, and with respect to clause (i) below, the Company shall take, to the extent not prohibited by applicable law, the Company Pre-IPO Charter or the Company Pre-IPO Bylaws, all necessary and desirable actions within its control, in order to cause:

(i)            the authorized number of directors on the Board of Directors of the Company (the “Board”) to be established at nine (9) directors;

(ii)           for so long as WCAS is a stockholder of the Company, the election to the Board of three (3) directors designated in writing by WCAS (each, a “WCAS Designee”), two of whom are currently Paul B. Queally and Sean M. Traynor;

(iii)          for so long as one of the Gougeon Stockholders is a stockholder of the Company, the election to the Board of three (3) directors designated in writing by Gougeon (each, a “Gougeon Designee”), two of whom are currently Gougeon and Darrell J. Tamosuinas; and

(iv)          the election of three (3) directors who shall be acceptable to WCAS and Gougeon which directors are currently Tommy G. Thompson, Daniel A. Pelak and Terry A. Rappuhn; it being understood that one of such directors will serve as the Non-Executive Chairman of the Board.

(b)           Upon the effectiveness of the Company IPO Charter and thereafter at each annual or special stockholders meeting called for the election of directors, the Stockholders each agree to vote in respect of all shares of Company Capital Stock (whether now or hereafter acquired), owned by such Stockholder, in order to cause:

(i)            for each six percent (6%) of the issued and outstanding Common Stock held collectively by the WCAS Stockholders, the election to the Board of one (1) WCAS Designee, up to maximum of three (3) WCAS Designees;

(ii)           for each six percent (6%) of the issued and outstanding Common Stock held collectively by the Gougeon Stockholders, the election to the Board of one (1) Gougeon Designee, up to maximum of three (3) Gougeon Designees;

(iii)          the election of independent directors who are reasonably acceptable to both a majority in voting power of the WCAS Stockholders and a majority in voting power of the Gougeon Stockholders and at least three (3) of whom qualify as “independent” under the Commission and NASDAQ rules (the “Independent Directors”) to fill the remaining seats on the Board not filled by a WCAS Designee or Gougeon Designee; and

(iv)          the election of one (but not more than one) WCAS Designee and one (but not more than one) Gougeon Designee, as the case may be, to each of the three classes of directors as provided in the Company IPO Charter upon the effectiveness of the Company IPO Charter.

Notwithstanding anything to the contrary in this Section 4.01(b), if after the consummation of the Company’s initial Public Offering the Company ceases to qualify as a “controlled company” under NASDAQ rules (or the rules of any other exchange on which Company Equity Securities are listed), each of WCAS and Gougeon shall, within one (1) year after the Company ceases to qualify as such, cause a sufficient number of their respective designees to qualify as “independent directors” under such rules to ensure that the Board complies with applicable independence rules.  The Company shall be permitted, if necessary, and the Stockholders shall take all reasonably necessary actions within their control to increase the number of authorized directors so as to comply with applicable independence rules.  If after the consummation of the Company’s initial Public Offering (x) the WCAS Stockholders are no longer entitled to nominate the number of WCAS Designees then serving as directors on the Board as set forth in this Section 4.01(b), WCAS shall notify the Gougeon Stockholders which of such directors that shall no longer be considered a WCAS Designee for purposes of this Article IV and (y) the Gougeon Stockholders are no longer entitled to nominate the number of Gougeon Designees then serving as directors on the Board as set forth in this Section 4.01(b), the Gougeon Stockholders shall notify WCAS which of such directors that shall no longer be considered a Gougeon Designee for purposes of this Article IV.

(c)           From and after the date hereof, at each annual or special stockholders meeting, and whenever the stockholders of the Company act by written consent with respect to the election of directors, the Stockholders each agree to vote or otherwise give such Stockholder’s consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired), owned by such Stockholder in order to cause:

(i)            the removal from the Board (with or, until the effectiveness of the Company IPO Charter, without cause) of (A) any WCAS Designee upon the written request of WCAS, (B) any Gougeon Designee upon the written request of Gougeon, and (C) any Independent Director upon the written request of WCAS and Gougeon; and

(ii)           until the effectiveness of the Company IPO Charter, upon any vacancy in the Board as a result of any WCAS Designee, Gougeon Designee or any other director ceasing to be a member of the Board, whether by resignation, removal or otherwise, the election to the Board, as applicable, of (A) an individual designated by WCAS in the case of a WCAS Designee, (B) an individual designated by Gougeon in the case of a Gougeon Designee or (C) an individual designated by both WCAS and Gougeon in the case of any other director (subject to applicable law and NASDAQ rules (or the rules of any other exchange on which Company Equity Securities are listed)); it being understood that if for any reason WCAS or Gougeon shall fail to designate a replacement director to fill such vacant directorship as provided by this paragraph (ii), such vacant directorship shall remain vacant until the earlier to occur of (x) the next annual or special stockholders meeting called for the election of directors and (y) such time as a replacement director is designated by WCAS and/or Gougeon (as applicable) to fill such vacant directorship as provided by this paragraph (ii), and until such date such vacant directorship shall not be filled by resolution or vote of the Board or the Company’s other stockholders.

From and after the effectiveness of the Company IPO Charter, each of WCAS and Gougeon agrees to cause its designees to the Board, if any, to vote or otherwise give such director’s consent, to the extent not prohibited by applicable law, to fill any vacancy in the Board as a result of any WCAS Designee, Gougeon Designee or any other director ceasing to be a member of the Board, whether by resignation, removal or otherwise, in a manner consistent with the provisions of clause (ii) above.  The WCAS Stockholders shall not vote to remove any director who is at such time a Gougeon Designee without Gougeon’s prior written consent, and the Gougeon Stockholders shall not vote to remove any director who is at such time a WCAS Designee without the prior written consent of WCAS.

(d)           Except as otherwise prohibited by applicable law, the Company shall use its best efforts to cause each such designee to the Board that is permitted to be designated in accordance with this Section 4.01 to be (i) included in the Board’s slate of nominees to the stockholders for each election of directors and (ii) included in the proxy statement (if any) prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.  Without limiting the foregoing, the Company shall not, unless required by applicable law or the Company’s certificate of incorporation or bylaws then in effect, take any action inconsistent with the provisions set forth in paragraphs (a), (b) or (c) of this Section 4.01.

(e)           Subject to the final sentence of this Section 4.01(e) but otherwise notwithstanding the other provisions of this Section 4.01, the Company shall not be obligated to cause to be nominated for election to the Board (or included in the Board’s slate of nominees to the Company’s stockholders or any proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board) or recommend to the Company’s stockholders the election of any designee in the event that (i) the Board determines in good faith, after consultation with reputable outside legal counsel, that such action would constitute a breach of its fiduciary duties (or otherwise violate applicable law) or (ii) the Company receives a written opinion of reputable outside legal counsel that such designee would not be qualified under any applicable law, rule or regulation to serve as a director of the Company or if the Company objects to such designee because such designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or such person is currently the target of an investigation by any governmental authority or agency relating to felonious criminal activity or is subject to any order, decree, or judgment of any court or agency prohibiting service as a director of any public company or providing investment or financial advisory services.  In any such non-approval, WCAS or Gougeon, as the case may be, shall withdraw the designation of such proposed designee and designate a replacement therefor (which replacement designee shall also be subject to the requirements of this Section 4.01(e)).  The Company shall promptly notify WCAS or Gougeon, as the case may be, in writing of any objection to a designee in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors, and the Company shall use its reasonable best efforts to enable such Person to promptly propose a replacement designee in accordance with the terms of this Agreement.  No WCAS Designee shall be disqualified for nomination or otherwise not recommended for election to the Board if such Person is employed by an Affiliate of WCAS except pursuant to clause (ii) of the first sentence of this Section 4.01(e).

(f)            At any time that any Stockholder shall have any rights of designation under this Section 4.01, the Company and the Stockholders shall not take any action, after the effectiveness of the Company IPO Charter and Company IPO Bylaws, to reduce the size of the Board from nine (9) members, except as may be required by applicable law.

SECTION 4.02.      Board Observers.  Upon and after the consummation of the Company’s initial Public Offering, for so long as the WCAS Stockholders collectively hold at least five percent (5%) (but less than six percent (6%)) of the issued and outstanding shares of Common Stock, WCAS shall be entitled to designate one (1) observer to attend any and all meetings of the Board and any committees thereof, and for so long as the Gougeon Stockholders collectively hold at least five percent (5%) (but less than six (6%)) of the issued and outstanding shares of Common Stock, Gougeon shall be entitled to designate one (1) observer to attend any and all meetings of the Board and any committees thereof.  Any such observer shall not have any voting rights whatsoever.  Any such observer shall be entitled to receive all notices relating to meetings of the Board or any committees thereof, as applicable, in the same manner and at the same time as provided to directors of the Company then in office as well as any documentation distributed to the directors prior to or at any meeting of the Board or any committees thereof, as applicable, at the time such materials are distributed to the directors; provided that the Company is notified of the identity and address of such observer sufficiently in advance of the distribution of such materials to enable them to be sent to such observer.  The Company may require WCAS, Gougeon and/or their respective observers to (i) execute and deliver a confidentiality agreement reasonably acceptable to the Company prior to delivering any proprietary or confidential information about the Company to WCAS or Gougeon or their respective observers and (ii) agree to act in accordance with any securities trading policy of the Company applicable to its directors.  Notwithstanding anything in this Section 4.02 to the contrary, the Board and its committees may exclude such designee from any part of a Board or committee meeting and to screen such observer from any Board or committee materials of a written nature, if such exclusion is necessary, in the reasonable opinion of reputable outside legal counsel to the Company, to preserve the Company’s attorney-client privilege.

SECTION 4.03.      Board Committees.  From and after the date hereof, each of WCAS and Gougeon agrees to cause its designees to the Board, if any, to vote or otherwise give such director’s consent, to the extent not prohibited by applicable law, the certificate of incorporation or the bylaws of the Company then in effect, to the creation and maintenance of:

(i)            a Compensation Committee of the Board, consisting of three (3) directors, one of whom shall be a WCAS Designee, if any, one of whom shall be a Gougeon Designee, if any, and one of whom shall be an Independent Director, if any, which Compensation Committee shall approve all grants of stock options or stock awards to employees of the Company, all increases in compensation of officers of the Company and all other employee benefits (including, without limitation, vacation policy, benefit plans, company automobiles and insurance) granted to officers of the Company;

(ii)           an Audit Committee of the Board, consisting of three (3) directors, one of whom shall be a WCAS Designee, if any, one of whom shall be a Gougeon Designee, if any, and one of whom shall be an Independent Director, if any, which Audit Committee shall review and approve the financial statements of the Company as audited by the Company’s independent certified public accountants; and to nominate Independent Directors to serve on the Board from time to time; provided, however, that the agreement set forth in this clause (ii) shall cease and be of no effect upon and after the Company’s initial Public Offering;

(iii)          until such time as Gougeon no longer serves on the Board, a Corporate Development Committee of the Board, consisting of three (3) directors, one of whom shall be a WCAS Designee, if any, one of whom shall be a Gougeon Designee, if any, who shall chair the Corporate Development Committee, and one of whom shall be an Independent Director, if any, which Corporate Development Committee shall (A) provide guidance and feedback to the Company’s CEO and conduct, in the first instance, his annual performance review and provide input to the Board regarding the same, (B) evaluate attainment of personal goals by the Company’s CEO and review his evaluation of attainment of personal goals by other executives, and make recommendations to the Compensation Committee of the Board in respect thereof, (C) provide oversight of human resource functions, including strategic human resources and succession planning, (D) provide general oversight of research and development and (E) review in the first instance the annual strategic plan of management and make recommendations to the board in regard thereto; and

(iv)          any other committee or sub-committee of the Board that may be mutually deemed by WCAS and Gougeon to be necessary, advisable or appropriate (including any committee established in connection with the Company’s initial Public Offering); provided that such committee or sub-committee consists, to the extent not prohibited by applicable law, of at least one WCAS Designee, if any, and one Gougeon Designee, if any.

In the event that the rules of the Commission or NASDAQ (or any other securities exchange on which Company Equity Securities are listed) applicable to the Company limit the number of WCAS Designees or Gougeon Designees, as the case may be, that can serve on any committee, the parties shall allocate committee membership among the WCAS Designees and Gougeon Designees in as equitable a manner as possible, taking into account the relative level of ownership by the WCAS Stockholders and the Gougeon Stockholders in considering committee preferences.  Except as may be required by applicable law, the Board shall not approve any amendment or other change to the charter of the Corporate Development Committee without the prior written consent of WCAS and the Gougeon Stockholders.

SECTION 4.04.      Reimbursement of Expenses.  The Company will pay all out-of-pocket expenses reasonably incurred by any non-employee director or observer appointed in accordance with Section 4.02 in attending each meeting of the Board, or any committee thereof.

SECTION 4.05.      Matters to be Voted on by the Board.  In addition to any other approval required by the Company Pre-IPO Charter, the Company Pre-IPO Bylaws or applicable law, the Company agrees that, until the effectiveness of the Company IPO Charter and Company IPO Bylaws, the following matters shall require approval of a majority of the Board:

(i)            approve the annual operating budget of the Company, modify in any material respect any such budget or take any action that is or is reasonably likely to be a material variance therefrom;

(ii)           approve any Public Offering;

(iii)          create or permit to exist any subsidiary of the Company;

(iv)          file for bankruptcy;

(v)           approve any joint ventures or other alliances with an aggregate value in excess of $10,000,000;

(vi)          enter into any agreement, contract or understanding which involves payment by the Corporation in excess of $10,000,000;

(vii)         adopt or make a material amendment to any severance or management equity program;

(viii)        any settlement, admission of liability or other concession arising out of, or related to, the facts and circumstances discussed in the Frederickson & Byron P.A. Report of Investigation for AGA Medical Corporation, dated July 13, 2005; provided, that the Gougeon Designees shall recuse themselves from any such vote;

(ix)           approve any of the matters set forth in paragraphs A.7(b) or (c) of Article Fourth of the Company Pre-IPO Charter that would require approval of the holders of Series A Preferred Stock and/or Series B Preferred Stock (as applicable); and

(x)            approval of the Company IPO Charter and the Company IPO Bylaws.

SECTION 4.06.      Matters to be Approved by Stockholders.

(a)           In addition to any other approval required by the Company Pre-IPO Charter, Company Pre-IPO Bylaws or applicable law, the Company agrees that the prior written approval of each of WCAS (for so long as any WCAS Stockholder holds any Company Capital Stock) and Gougeon (for so long as any Gougeon Stockholder holds any Company Capital Stock) shall be necessary to consummate the Company’s initial Public Offering, including the aggregate number of shares of Common Stock to be included in such Public Offering and the offering price therefor.

(b)           Subject to Section 4.06(a), each of the Gougeon Stockholders agree to vote or otherwise give such Stockholder’s consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired) owned by such Stockholder, and the Company shall take all necessary and desirable actions within its control (unless otherwise prohibited by applicable law), in favor of any transaction or series of transactions previously approved and submitted by the Board which would result in the sale of all the Company Capital Stock or all or substantially all of the assets of the Company (including by way merger, consolidation or otherwise) to one or more Persons who are not Affiliates of WCAS; provided that (i) each of the WCAS Stockholders shall have voted or otherwise given such Stockholder’s consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired) owned by such Stockholder in favor of such transaction or series of transactions and (ii) the WCAS Stockholders collectively have not less than twenty-five percent (25%) of the shares of Common Stock (including Conversion Shares) that the WCAS Stockholders collectively hold as of the date hereof.

(c)           None of the WCAS Stockholders shall vote to amend the Pre-IPO Charter or Pre-IPO Bylaws without the prior written consent of Gougeon; provided, however, immediately prior to the Company’s initial Public Offering, the Stockholders each shall vote or otherwise give such Stockholder’s consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired), owned by such Stockholder, and the Company shall take, to the extent not prohibited by applicable law, all necessary and desirable actions within its control, to adopt the Company IPO Charter and to, in the event that the Board fails to adopt the Company IPO Bylaws, adopt the Company IPO Bylaws.

(d)           For so long as any WCAS Stockholder holds any Company Capital Stock, Gougeon shall not, and the Company shall cause AGA to not, agree to any extension of the term of, or any amendment, supplement, waiver or other modification to, the Consulting Agreement without the prior written consent of WCAS.

ARTICLE V.

SUBSCRIPTION RIGHTS

SECTION 5.01.      Grant of Subscription Rights.  The Company hereby grants to each Stockholder the right to purchase an amount of Company Equity Securities to be issued in any future Eligible Issuance up to such Stockholder’s Proportionate Percentage of such Eligible Issuance.

SECTION 5.02.      Notice of Eligible Issuance.  The Company shall, before issuing any Company Equity Securities in an Eligible Issuance, give written notice thereof to each Stockholder.  Such notice shall specify the Company Equity Securities the Company proposes to issue, the proposed date of issuance, the consideration that the Company intends to receive therefor and all other material terms and conditions of such proposed issuance.  For a period of ten (10) Business Days following the date of such notice, each Stockholder shall be entitled, by written notice to the Company, to elect to purchase all or any part of such Stockholder’s Proportionate Percentage of the Company Equity Securities being sold in the Eligible Issuance; provided, that if two or more securities shall be proposed to be sold as a “unit” in an Eligible Issuance, any such election must relate to such unit of securities.  To the extent that elections pursuant to this Section 5.02 shall not be made with respect to any Company Equity Securities included in an Eligible Issuance within such ten (10) Business Day period, then the Company may issue such Company Equity Securities, but only for consideration not less than, and otherwise on terms no less favorable to the Company than, those set forth in the Company’s notice and only within ninety (90) days after the end of such ten (10) Business Day period.  In the event that any such offer is accepted by one or more Stockholders, the Company shall sell to such Stockholder or Stockholders, and such Stockholder or Stockholders shall purchase from the Company, for the consideration and on the terms set forth in the notice as aforesaid, the securities that such Stockholder or Stockholders shall have elected to purchase and the Company may sell the balance, if any, of the Company Equity Securities it proposed to sell in such Eligible Issuance in accordance with the immediately preceding sentence.

ARTICLE VI.

INFORMATION RIGHTS

The Company shall provide to each of WCAS and Gougeon for so long as the WCAS Stockholders (in the case of WCAS) and the Gougeon Stockholders (in the case of Gougeon) have, in each case, collectively a Proportionate Percentage of at least five percent (5%), by electronic means or otherwise, unless otherwise publicly available (a) a final audited balance of the Company as at the end of the most recent fiscal year and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal year then ended, accompanied by any notes thereto and the report of the Company’s independent auditors, within ninety (90) days of the end of each fiscal year of the Company, (b) unaudited consolidated financial statements (including a balance sheet, statements of income, cash flow and changes in stockholders’ equity) for each of the Company’s first three (3) fiscal quarters within forty-five (45) days of the end of each such quarter, each prepared in accordance with generally accepted accounting principles, and (c) any other consolidated financial statements and notices provided to the administrative agent pursuant to the Credit Agreement (as defined in the Company Pre-IPO Charter).  Without limiting the foregoing, from and after the date hereof, on reasonable prior written notice, the Company shall make its representatives reasonably available to (i) WCAS, for so long as the WCAS Stockholders have collectively a Proportionate Percentage of at least five percent (5%), and (ii) Gougeon, if Gougeon is no longer serving as the Chief Executive Officer of the Company and for so long as the Gougeon Stockholders have collectively a Proportionate Percentage of at least five percent (5%), in either case, to discuss the business, results of operations and other matters pertaining to the Company.  For so long as WCAS and Gougeon continue to have the rights afforded to them under this Article VI, the Company may require WCAS and/or Gougeon, as the case may be, to (x) execute and deliver a confidentiality agreement reasonably acceptable to the Company and (y) agree to act in accordance with any securities trading policy of the Company applicable to its directors prior to delivering any proprietary or confidential information about the Company to WCAS or Gougeon, as applicable.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.      Representations and Warranties by the Stockholders.  Each Stockholder, severally and not jointly, represents and warrants to the Company and the other Stockholders as follows:

(a)           The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of applicable law, any order of any court or other agency of government, the certificate or articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational documents of such Stockholder or any provision of any indenture, agreement or other instrument to which such Stockholder or any of such Stockholder’s properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

(b)           This Agreement has been duly executed and delivered by such Stockholder, and, when executed by the other parties hereto, will constitute the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 7.02.      Representations and Warranties by the Company.  The Company represents and warrants to each Stockholder as follows:

(a)           The execution, delivery and performance of this Agreement by the Company will not violate any provision of applicable law, any order of any court or other agency of government, the Company Pre-IPO Charter, Company Pre-IPO Bylaws or any provision of any material indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

(b)           This Agreement has been duly executed and delivered by the Company, and, when executed by the other parties hereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01.      Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

SECTION 8.02.      Benefits of Agreement.  Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto, Bank of America, N.A. (for purposes of Section 8.05 only) and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns.  Except as expressly permitted hereby, each party’s rights and obligations under this Agreement shall not be subject to assignment or delegation by any party hereto, and any attempted assignment or delegation in violation hereof shall be null and void ab initio.

SECTION 8.03.      Notice of Transfer.  To the extent that any Stockholder shall Transfer any Company Equity Securities, notice of which Transfer is not otherwise required to be delivered to the Stockholders hereunder, such Stockholder shall, within three (3) days following consummation of such Transfer, deliver notice thereof to the Company and WCAS; provided, however, following the consummation of the Company’s initial Public Offering, any Stockholder seeking to Transfer any Company Equity Securities shall notify and consult with the Coordination Committee prior to effecting such Transfer or entering into any definitive agreement with respect to such Transfer.

SECTION 8.04.      Notices.  Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission).  Any such notice or communication shall be deemed to have been delivered (i) when delivered, if personally delivered, (ii) one (1) Business Day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (New York City time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (New York City time) on any Business Day or on any day other than a Business Day or (iv) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to the Company, to it at:

AGA Medical Holdings, Inc.

5050 Nathan Lane North

Plymouth, MN 55442

Facsimile:  (763) 513-9226

Attention: Chief Executive Officer

General Counsel

with a copy to:

Welsh, Carson, Anderson & Stowe IX, L.P.

320 Park Avenue, Suite 2500

New York, NY 10022

Facsimile:  (212) 893-9559

Attention:  Sean M. Traynor

and

Franck L. Gougeon

4729 Annaway Drive

Edina, MN 55436

Facsimile (763) 521-7143

with an additional copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Facsimile:  (212) 455-2502

Attention:  Kenneth B. Wallach, Esq.

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Facsimile:  (646) 728-1513

Attention:  Othon A. Prounis, Esq.

and

Moss & Barnett, a Professional Association

90 South Seventh Street, Suite 4800

Minneapolis, MN 55402

Facsimile: (612) 877-5999

Attention:  Richard J. Kelber, Esq./Christopher D. Stall, Esq.

if to any Stockholder, to such Stockholder at the address set forth underneath such Stockholder’s name on Schedule I hereto.

SECTION 8.05.      Entire Agreement; Modification.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among any of the parties hereto with respect to the subject matter hereof, including the Existing Agreement and any other agreements among the Company and any of its stockholders providing for rights of such stockholders (in their capacity as stockholders) with respect to shares of capital stock of the Company (or AGA).  This Agreement may not be amended or modified except by an instrument in writing signed by the Company, WCAS and the Gougeon Stockholders holding not less than a majority of the shares of Common Stock (including Conversion Shares) held by the Gougeon Stockholders; provided, that no provision of this Agreement may be modified or amended in a manner materially adverse to any Stockholder (in its capacity as a Stockholder hereunder) if such modification or amendment adversely affects such Stockholder disproportionately relative to the other Stockholders (disregarding for such purposes differences resulting solely from the amount of Company Equity Securities held by each Stockholder) except with the written consent of such adversely and disproportionately effected Stockholder; provided, further, that Permitted Transferees may be added as parties to this Agreement.  Except as otherwise provided herein, any waiver of any provision of this Agreement must be in a writing signed by the party against whom enforcement of such waiver is sought.  The Company, WCAS and the Gougeon Stockholders further agree not to amend Section 2.01 if such amendment would have a material adverse effect on the security interest of Bank of America, N.A. (and the rights attendant thereto) in the shares of Common Stock pledged to it by the Gougeon LLC without first obtaining the written consent of Bank of America, N.A.

SECTION 8.06.      Covenants Bind Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Agreement contained by or on behalf of any party shall bind its successors and permitted assigns, whether so expressed or not.

SECTION 8.07.      Duration of Agreement.  This Agreement shall terminate (i) with respect to the WCAS Stockholders, upon the Transfer by the WCAS Stockholders to Persons who do not become parties hereto such that the WCAS Stockholders collectively hold less than 5% of the voting power of the outstanding shares of Company Capital Stock, (ii) with respect to the Gougeon Stockholders, upon the Transfer by the Gougeon Stockholders to Persons who do not become parties hereto such that the Gougeon Stockholders collectively hold less than 5% of the voting power of the outstanding shares of Company Capital and (iii) with respect to all the Stockholders, upon any sale of all then issued and outstanding Company Equity Securities (including by way of merger, consolidation or otherwise) in exchange for equity securities of a Person who has registered the class of such equity securities under Section 12 of the Exchange Act.

SECTION 8.08.      Initial Public Offering Expenses.  As soon as practicable following the consummation of the Company’s initial Public Offering, the Company shall reimburse each of the Gougeon Stockholders and WCAS for all reasonable fees and disbursements of their respective legal counsel incurred in connection with the Company’s initial Public Offering (including in connection with prior efforts of the Company to effect an initial Public Offering).

SECTION 8.09.      Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 8.10.      Changes in Common Stock.  If, and as often as, there are any changes in Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, the Stockholders and the Company shall cause appropriate adjustment to be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

SECTION 8.11.      Governing Law.  This Agreement, the rights of the parties and all actions, claims or suits arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

SECTION 8.12.      Jurisdiction; Venue; Service of Process.

(a)           Jurisdiction.  Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in New York County in the State of New York for the purpose of any action, claims or suit between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, claim or suit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, claim or suit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action, claim or suit other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any action, claim or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)           Venue.  Each party agrees that for any action, claim or suit between the parties arising in whole or in part under or in connection with this Agreement, such party bring actions, claims and suits only in courts located in New York County in the State of New York.  Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)           Service of Process.  Each party hereby (i) consents to service of process in any action, claim or suit between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.04, will constitute good and valid service of process in any such action, claim or suit and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action, claim or suit any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

SECTION 8.13.      Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

SECTION 8.14.      WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Stockholders Agreement to be duly executed as of the day and year first above written.

AGA MEDICAL HOLDINGS, INC.

By:	/s/ Ronald E. Lund
	Name:	Ronald E. Lund
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Third Amended and Restated Stockholders Agreement of AGA Medical Holdings, Inc.]

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates LLC,
its general partner

By:	/s/ Sean M. Traynor
Name: Sean M. Traynor
Title: Managing Member

[Signature Page to Third Amended and Restated Stockholders Agreement of AGA Medical Holdings, Inc.]

/s/ Franck L. Gougeon
Franck L. Gougeon

GOUGEON SHARES, LLC

By:	/s/ Franck L. Gougeon
Franck L. Gougeon
Managing Member

THE FRANCK L. GOUGEON REVOCABLE TRUST UNDER AGREEMENT DATED JUNE 28, 2006

By:	/s/ Franck L. Gougeon
Name: Franck L. Gougeon
Title: Trustee

[Signature Page to Third Amended and Restated Stockholders Agreement of AGA Medical Holdings, Inc.]

SCHEDULE I

Schedule of Stockholders

The WCAS Stockholders:

Welsh, Carson, Anderson & Stowe IX, L.P.

WCAS Capital Partners IV, L.P.

Patrick Welsh TTEE U/A DTD 5/9/05 Patrick Welsh Revocable Trust

Patrick Welsh 2004 Irrevocable Trust

Russell L. Carson

Bruce K. Anderson TTEE U/A DTD 11/9/04 Bruce K. Anderson Living Trust

Bruce K. Anderson 2004 Irrevocable Trust

Thomas E. McInerney

Robert A. Minicucci

Anthony J. de Nicola

De Nicole Holdings LP

Paul B. Queally

P. Brian Queally Jr. Educational Trust U/A DTD 6/11/98

Erin F. Queally Educational Trust U/A DTD 6/11/98

Sean P. Queally Educational Trust U/A DTD 6/11/98

Jonathan M. Rather IRA Charles Schwab & Co., Inc. Custodian

Sanjay Swani

D. Scott Mackesy

John D. Clark

James R. Matthews

John Almeida, Jr.

Sean M. Traynor

WCAS Profit Sharing Plan

Michal E. Donovan

Eric J. Lee

Brian T. Regan

Lucas Garman

David Mintz

Joelle Kayden

WCAS Profit Sharing Plan

WCAS Management Corporation

Thomas Scully

Address for Notices:

c/o Welsh Carson Anderson & Stowe

320 Park Avenue, Suite 2500

New York, NY 10022-6815

Attention: Sean Traynor

Facsimile: 212-893-9566

Lauren Melkus

Address for Notices:

2 Fifth Avenue

New York, NY 10011

Facsimile: 212-921-2290

With a copy to:

Welsh Carson Anderson & Stowe

[Third Amended and Restated Stockholders Agreement of AGA Medical Holdings, Inc.]

320 Park Avenue, Suite 2500

New York, NY 10022-6815

Attention: Sean M. Traynor

Facsimile: 212-893-9566

Suzanne Bellet Price

Stacey Bellet

Address for Notices:

125 East 72nd Street, Apt. 11-D

New York, NY 10021

Attention: Dave Bellet

Facsimile: 212-439-6171

With a copy to:

Welsh Carson Anderson & Stowe

320 Park Avenue, Suite 2500

New York, NY 10022-6815

Attention: Sean M. Traynor

Facsimile: 212-893-9566

Select Global Investors, L.P.

Address for Notices:

4718 Old Gettysburg Road, Suite 405

Mechanicsburg, PA 17055

Attention: Rocco A. Ortenzio

Facsimile: 717-972-1050

With a copy to:

Welsh Carson Anderson & Stowe

320 Park Avenue, Suite 2500

New York, NY 10022-6815

Attention: Sean M. Traynor

Facsimile: 212-893-9566

Jeffrey Jay

Address for Notices:

c/o Great Point Partners, LLC

165 Mason Street, 3rd Floor

Greenwich, CT 06830

Attention: Jeffrey Jay

Facsimile: 203-971-3320

With a copy to:

Welsh Carson Anderson & Stowe

320 Park Avenue, Suite 2500

New York, NY 10022-6815

Attention: Sean M. Traynor

Facsimile: 212-893-9566

The Gougeon Stockholders:

Franck L. Gougeon
Gougeon Shares, LLC
The Franck L. Gougeon Revocable Trust

Address for Notices:

4729 Annaway Drive
Edina, MN 55436
Facsimile number: 763-521-7143